EXHIBIT 99.6

CHILDTIME LEARNING CENTERS, INC.

100,000 UNITS OFFERED PURSUANT

TO RIGHTS DISTRIBUTED TO EACH
HOLDER OF AT LEAST 54 SHARES
OF COMMON STOCK OF
CHILDTIME LEARNING CENTERS, INC.

To Our Clients:

     Enclosed for your consideration is a Prospectus and certain other documents relating to a rights offering by Childtime Learning Centers, Inc. (the “Company”) to the Company’s shareholders who own at least 54 shares of the Company’s common stock (“Common Stock”) as of the close of business on                   , 2003 (the “Record Date”), to acquire up to 100,000 Units, each Unit consisting of $35 principal amount of 15% Subordinated Notes due 2008, and                   shares of Common Stock, at a subscription price of $[158.75] per Unit (the “Subscription Price”), as described in the Prospectus.

     As described in the Prospectus, you have received one Right for each 54 shares of Common Stock carried by us in your account as of the Record Date. The Rights are non-transferable. You are entitled to subscribe for one Unit for each Right granted to you at the Subscription Price (the “Basic Subscription Privilege”). The Rights also entitle you to subscribe at the Subscription Price for additional Units, not to exceed the number of Units available for you to purchase under the Basic Subscription Privilege (the “Over-Subscription Privilege”), subject to proration, as discussed below. Units will be available for purchase pursuant to the Over-Subscription Privilege, to those holders who fully exercise their rights pursuant to the Basic Subscription Privilege, to the extent that all the Units are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date (as defined below). If the Units so available (the “Excess Units”) are not sufficient to satisfy all subscriptions pursuant to the Over-Subscription Privilege, the Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among the holders of Rights who exercise their Over-Subscription Privilege based on the ratio that the number of Excess Units bears to the total number of Units that are the subject of over-subscription requests.

     The materials enclosed are being forwarded to you as the beneficial owner of the shares of Common Stock held by us in your account. Exercise of the Rights may be made only by us as the record owner of your Common Stock and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the enclosed Prospectus carefully before making a decision as to the exercise of your Rights.

     Your instructions to us along with your payment for your Rights should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the rights offering described in the Prospectus. The rights offering will expire on                   , 2003, at 5:00 p.m., New York City time, unless the rights offering is extended by the Company, in its sole discretion (the “Expiration Time”). The Company reserves the right to amend the terms of or to withdraw or cancel the rights offering prior to the Expiration Time.

     If you wish to have us, on your behalf, exercise your Rights for any Units for which you are entitled to subscribe, please so instruct us by completing, executing and returning to us the instruction form included with this letter, by no later than                   , 2003, so that we can forward your instructions to the Company prior to the Expiration Time. If we do not receive instructions from you by such date, we will not exercise any Rights on your behalf.

     Any questions or requests for assistance concerning the rights offering should be directed to Computershare Trust Company of New York, the Subscription Agent for the rights offering, at (800) 245-7630 or the Information Agent, Georgeson Shareholder, at (866) 216-0456.

Very truly yours,